Exhibit 99.2

Sanderson Farms, Inc.

Third Quarter 2020 Conference Call

August 27, 2020

CORPORATE PARTICIPANTS

Joe Sanderson – Chairman and Chief Executive Officer

Mike Cockrell – Treasurer, Chief Financial Officer, Chief Legal Officer

Lampkin Butts – President

PRESENTATION

Operator

Good day, and welcome to Sanderson Farms, Inc. Third Quarter 2020 Conference Call. Today’s call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

Joe Sanderson

Thank you. Good morning, and welcome to Sanderson Farms third quarter conference call. Lampkin Butts and Mike Cockrell are with me this morning. Before discussing the quarter, we want to send our thoughts and prayers to our friends and neighbors in Louisiana and Texas as they deal with the impact of Hurricane Laura. By all accounts, the hurricane moved onshore as one of the most powerful storms to ever hit the United States. We know firsthand the challenges those in the path of the storm face as they deal with the recovery efforts of the storm, and we will do everything we can to assist in that effort. The storm moved onshore east of our Texas facilities and west of our Hammond, Louisiana operations. As a result, our assets were spared the brunt of the storm, and all of our facilities are operating normally this morning. We will continue to monitor and track the storm and adjust our operations as warranted.

We reported net income for our third fiscal quarter of $32.8 million, or $1.48 per share. This compares to net income of $53.4 million, or $2.41 per share, during last year’s third quarter. Net income during last year’s third fiscal quarter reflected the accrual of probable liability for our contribution to our ESOP of $2.7 million before income tax, or $0.10 per share, net of income tax. There is no ESOP accrual in this quarter’s results. I will begin this morning’s call with a few general comments before turning the call over to Lampkin and Mike. Before making any further comments, I’ll ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell

Thank you, Joe, and good morning, everyone. This morning’s call will contain forward-looking statements about the business, financial condition, and prospects of the company. The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our most recent Annual Report on Form 10-K, our quarterly report on Form 10-Q filed this morning with the SEC, and in our press release published this morning. These documents are available on our website at sandersonfarms.com.

You should not place undue reliance on forward-looking statements we make this morning. Each such statement speaks only as of today, and we might not update or revise our forward-looking statements. External factors affecting our business such as feed grain cost, market prices for poultry meat, the health of the economy, and, of course, the COVID-19 pandemic, among others, remain highly uncertain and volatile, and our view today may be very different from our view a few days from now.

As stated in our 10-Q filed this morning, the risks and uncertainties for our business related to the COVID-19 pandemic include continued or worsening absenteeism rates at our facilities, labor shortages, the possible closure of one or more of our facilities, and inability of our contract producers to manage their flocks, supply chain disruptions for feed grains, further changes in customer orders due to shifting consumer patterns, disruptions in logistics, and the disruption–and the distribution chain for our products, liquidity challenges, and a continuing or worsening decline in global commercial activity, among other unfavorable conditions.

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Joe Sanderson

Thank you, Mike. As I have done in our last two investor calls, I want to start by thanking our employees, our contract producers, our customers, our vendors, the consumers who buy our products, and the communities and states in which we operate for their work, dedication and perseverance during these unprecedented times in which we find ourselves. I am grateful for them, for the health care professionals and first responders on the front lines of this crisis and for everyone working to protect the health and welfare of all of us.

We continue to make the health, safety, and welfare of our employees our top priority as we navigate and manage through this pandemic. As we have previously discussed, we developed and implemented many steps to protect our employees, all using the Centers for Disease Control guidelines and the advice and counsel of experts in the fields of infectious disease and local and state health authorities. As we learn more about the virus and how to prevent its spread, our policies will continue to evolve.

As during our second fiscal quarter, our results for the third quarter reflect the impact of the extraordinary challenges caused by the COVID-19 pandemic. The unprecedented social and economic impact the virus continues to have in the United States and the actions of state and local governments taken to contain the spread of the virus. The resulting poultry market volatility continues to be best illustrated by the market price for jumbo boneless skinless breast meat.

In mid-May, the quoted boneless price was $1.58 per pound, and we sold spot lows for well above that. On the day of our second quarter call, that price had moved lower to $1.31 per pound. By mid-June, the quoted price was below $1 per pound, before recovering to $1.19 per pound in mid-August and retreating to $1.01 per pound today. Demand from our largest food service customers continues to fluctuate with the opening and the closing of food service establishments in response to the pandemic.

Weekly orders from our largest food service customers during our third fiscal quarter was as low as 68% of normal and as high as 95% of normal. Average weekly volume ordered during the third fiscal quarter was 83% of normal. We expect demand to be uneven as the country struggles to find a new normal, which will contribute to the continued price volatility for food service products.

Our average sales price per pound of fresh and frozen chicken sold decreased 3% during the third quarter of this fiscal year compared to the same period last year and was lower by 2.8% through the first nine months of this year compared to the first nine months of fiscal 2019. Sequentially, realized prices were higher by 8.3%. Average realized prices for tray pack products during the quarter were higher by $0.024 per pound compared to last year’s third fiscal quarter and were higher by $0.02 per pound sequentially. Most of the improvement was attributable to improved mix as our tray pack volumes sold increased 28.5% compared to last year’s third quarter and increased 13.3% compared to our second fiscal quarter of 2020. Demand from our retail grocery store customers remains strong in this current environment.

Export markets were under pressure during the third quarter and remain under pressure today. COVID-related issues and lack of liquidity are creating volatility in all markets, and the lack of domestic demand for boneless dark meat from food service customers in the United States is resulting in more than ample supplies of leg quarters for export markets. While demand and pricing for chicken paws (sp) to China are holding up well, China has ample supplies of dark meat in freezers and movement is slow.

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The newly implemented 100% inspection of all container lines and sanitizing of all products and courts has created bottlenecks in the distribution channels, and political challenges in China remain a concern. Our chicken supply outlook for the balance of this calendar year is consistent with USDA’s estimate of a 2.7% increase in chicken production during calendar year 2020. Through July, the USDA reports that 1.1% more heads (sp) were processed compared to a year ago.

Live weights are up 1.6%, and total ready-to-cook pounds were up 2.8%. This year has one additional day. If we adjust to a per day basis, head process would be higher by 0.4% and total pounds higher by 2.1%. Total egg sets in the United States were up almost 4% during January and February compared to the year ago period, before COVID-related cuts occurred in March and April. Egg sets returned to 100% of a year ago in late May and have averaged 99% of a year ago for the past six weeks.

The USDA published a highly anticipated supply and demand report for grain on August 12. The market was expecting a big yield, and they got one. The USDA’s estimated 180.4 bushels per acre yield for corn increased estimated production to 15.28 billion bushels of corn. The government estimates U.S. soybean farmers will produce 53.3 bushels per acre yield, which, in fact, will generate 4.43 billion bushel crop for soybeans.

The USDA tried to accommodate the larger crop estimates by raising its estimates of grain used for feed and grain sold in the export market. Even with the increased demand assumptions, the USDA increased the carryout of both grains. Despite the constructive report, late season weather issues, including storms in Iowa, and dryness in some areas have caused the grain board to move significantly higher this week.

While we agree these weather concerns and less favorable crop condition reports will likely to cause the USDA to lower yield estimates in the September report, many believe there August demand estimates for exports and feed use were high and need to be lowered, as well. The bottom line, we believe that there will be ample supplies of both corn and soy as we move into fiscal 2021. We have priced none of our grain needs for fiscal 2021. We have, however, priced our grain needs through September. Based on these purchases and what we could complete purchases for today, we expect our grain cost to be approximately $46.8 million lower this fiscal year than last fiscal year. These lower costs would translate into lower feed cost per pound of chicken process of $0.83 per pound this fiscal year compared to last fiscal year.

We have priced none of our fiscal 2021 needs at this time, but we’ll look for opportunities during the coming harvest to take a position if prices move lower. Looking solely at Chicago Board of Trade prices for grain, we could actually price 2020 needs at board prices very similar to 2020. Soy meal basis quotes (sp) for 2021 delivery are higher than during 2020. Corn basis quotes are currently $0.02 per bushel higher than what we paid for corn basis in 2020. Given current USDA estimates and the health of domestic and worldwide grain balance sheets, we might have an opportunity to be a bit more aggressive pricing our needs as we move into fiscal 2021 than as our normal practice. At this point, I’ll turn the call over to Lampkin for a more detailed discussion of the market and our operations during the quarter.

Lampkin Butts

Thank you, Joe, and good morning, everyone. Overall, market prices for poultry products were lower during the quarter when compared to our third quarter last year. Average realized prices for retail chill pack products during our third quarter were higher when compared to our third quarter of 2019 as a result of improved mix. Sequentially, prices were higher by $0.02 per pound. Pricing continues to reflect a strong demand environment for chicken in retail grocery stores.

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Market prices for products produced at our big bird plants were significantly lower. Bulk leg quarter prices were down for the quarter compared to last year’s third quarter, decreasing 39.1%, reflecting the export market challenges described by Joe. During June, overall industry exports of broiler meat were up 0.5% in volume compared to the same period of last year but were lower by 10.9% in price. For the year (sp) through June, volume is up just over 5%.

Quoted bulk leg quarter prices averaged $0.243 per pound during our third quarter this year versus $0.398 per pound during last year’s third fiscal quarter. The current quote for Urner Barry frozen bulk leg quarter is $0.20 per pound. Realized prices are lower than Urner Barry quote as frozen leg quarters to Mexico, our largest trading partner, are currently trading for $0.16 to $0.20 per pound FOB.

Quoted market prices for jumbo wings were also lower during our third quarter compared to last year. Jumbo wings averaged $1.54 per pound, down 13.2% from the average of $1.77 per pound during last year’s third quarter. The Urner Barry quote is currently $1.86 per pound. Boneless breast prices were higher during our third quarter, increasing by 3.2% when compared to the third quarter a year ago. This year’s third quarter average Urner Barry price of $1.18 per pound compared to an average of $1.14 per pound during last year’s third quarter.

Today, the Urner Barry quoted market for boneless breast is $1.01 per pound. The overall result of these market price changes was a decrease of $0.023 per pound in our average sales price per pound of poultry products sold when compared to last year’s third quarter. While our overall average sales price for poultry products was lower during the third quarter compared to last year, our feed costs were also lower.

Our average feed cost per pound processed during the third quarter was $0.24 per pound, which is down from $0.255 per pound during last year’s third fiscal quarter. We sold 1.22 billion pounds of poultry during the third quarter, a 6.3% increase from the 1.15 billion pounds sold during last year’s third quarter. We processed 1.23 billion pounds of dressed poultry during the quarter, up 3.5% from the 1.19 billion pounds we processed during last year’s third quarter. This increase reflects additional production at our Tyler, Texas facility, offset by our COVID-related production cuts.

For the first nine months of the year, we sold 3.55 billion pounds of poultry products compared to 3.27 billion pounds for the same period last year and processed 3.58 billion pounds during this fiscal year compared to 3.33 billion last year. We expect pounds processed during our fourth quarter to be approximately 1.22 billion pounds, down compared to the same quarter last year by 5%. We now expect to process 4.8 billion pounds this year, an increase of approximately 4% compared to 4.6 billion pounds processed during fiscal 2019. We sold 27.9 million pounds of prepared chicken products during the quarter, down from 35.6 million pounds last year. Our average sales price at that facility decreased by 1.7%. At this point, I’ll turn the call over to Mike.

Mike Cockrell

Thank you, Lampkin. The net sales for the quarter totaled $956.5 million, and that’s up 1.2% from the 945.2 million during the same quarter last year. The increase was the result of lower average sales prices, offset by higher volume. Our cost of sales during the three months ended July 31 as compared to the same three months during fiscal 2019 increased 5.1%, a result of

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the increase in pounds of poultry products sold and an increase in non-feed-related costs, offset by lower feed cost per ounce processed. Feed cost in plots processed decreased $0.014 per pound compared to last year’s third quarter.

On the other hand, non-feed-related costs increased $0.0214 per pound, or 5.2% compared to last year’s third quarter. Of that increase, 28 points was attributable to the $1 per hour wage increase effective June 1 last year, 33 points was attributable to the $0.45 per hour wage increase effective January 1, 2020, 42 points was attributable to the $1 per hour COVID-related attendance bonds, and 30 points was attributable to COVID quarantine pay. Other non-white–excuse me. Other non-wage COVID-related expenses of $2.4 million, or $0.20 per pound, were booked as cost of goods sold during the third quarter, and we expect to book a similar amount during the fourth fiscal quarter. The balance of the increase in non-feed-related COGS includes increases in packaging, fixed cost, and ship costs.

SG&A expenses during the third fiscal quarter of 2020 were $50.6 million compared to 52.2 million for the same quarter last year. SG&A expenses during last year’s third quarter, as Joe mentioned, included $2.7 million as an accrual for our ESOP contribution, and we have not made an accrual this year. Year-to-date, legal fees are higher by $2.8 million, and administrative salaries are higher by $2.2 million. We’ve also booked $8 million in COVID-related expenses to SG&A this year, and trainee costs are lower by $3.6 million. We booked 4.6 million in COVID-related SG&A during our third quarter, and we expect a similar amount during our fourth fiscal quarter.

Now I’m going to talk for a minute about the company’s effective tax rate for the nine months ended July 31, which was 100.6%. The nine-month period rate reflects a net discrete income tax benefit of approximately $38.1 million (sp) related to the net operating loss carry back provisions allowed by the CARES Act that allowed the company to carry back to previous years, net operating losses to those prior years, and recruit taxes paid when the federal income tax rate was 35%. In addition, the CARES Act will allow the company to carry back any net operating tax loss for fiscal 2020 to prior years. We estimate the total benefit of these two provisions to be 58.2 million, which approximates our year-to-date pretax loss of 57.9 million, thus the 100% effective tax rate for the nine-month period ended July 31.

Excluding the onetime discrete benefit recorded during our second fiscal quarter, our effective tax rate for the current year is still higher than the 21% statutory rate, because the CARES Act will allow the company to carry back any net tax operating loss to recover taxes that were previously paid at the 35% rate. Normally, during interim periods, we estimate, as best we can, our annual estimated tax rate and use that rate when calculating the interim period tax provision. Given the significant volatility in poultry markets caused by the COVID-19 pandemic, we’re just unable to reliably estimate our annual income tax effective rate. Therefore, the income tax provision for the third quarter and year-to-date was made using the actual effective rate for those periods.

We spent $166 million on CapEx through the third quarter, and we now estimate that our CapEx for the full year will be approximately $225.1 million, which includes 52.7 million for large-scale equipment upgrades and the corresponding building improvements at various processing plants, $15 million on the new Mississippi Hatchery, $11.5 million on rolling stock, and 145.9 million for maintenance and other small one-time projects.

Our depreciation and amortization was 115.3 million year-to-date, and we expect approximately 156 million for the year. We also declared 21.3 million in dividends through the first three

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quarters of the year. And as of today, we have approximately 19.8 million in letters of credit outstanding under our $1 billion committed revolver, and we had 95 million in loans outstanding under the revolver. The company did receive 84 million in CARES Act related tax refunds on July 31, 2020, and, on that day, we used those funds to reduce our outstanding revolver balance. Our shareholders’ equity at July 31 was 1.4 billion. Our net debt-to-cap was 2%, and our total debt-to-cap was 6.4%.

Before we open up the call for questions, I want to remind everyone that the company will host a virtual Investor Conference on Friday morning, October 16, 2020. Details and logistics will be posted on our Investor Relations page soon, and we will also publish a press release when we get closer to the date with those details. We’ll end the–we will end that meeting by noon on Friday, and we hope, many of you will join us on that virtual meeting. Carrie (sp), that concludes our prepared remarks, and we’ll be glad to answer any questions.

Operator

Great. We will now begin the question-and-answer session. To ask a question, you may press star then one on your touchtone phone. If you are using a speaker phone, please pick up your handset before pressing the keys. If at any time your question has been addressed and you would like to withdraw your question, please press star then two. We do ask that you limit yourself to one question with one follow up. At this moment, we will pause momentarily to assemble our roster. The first question will be from Heather Jones of Heather Jones Research.

Heather Jones

Good morning. How are you guys doing?

Joe Sanderson

Good morning.

Heather Jones

Morning.

Joe Sanderson

Doing well. Hope you are.

Heather Jones

Good. I am. Thank you. I guess my first question is, the SG&A line came in significantly below what I was expecting and I think below what you guys were projecting at the time of your Q2 call. I’m just wondering if you could help us understand what drove that and what we should expect for Q4?

Mike Cockrell

We expect about the same in Q4, Heather. I don’t think it will go up or down significantly, one way or the other. I can’t think of anything that would impact it. Right now, we’re estimating $51.5 million for the fourth quarter. I’m sorry, $53.5 million. I misread that. 53.5 for the fourth quarter. That increases other SG&A by a little bit. Administrative salaries stay about the same. I don’t expect it to change significantly from that.

Joe Sanderson

(Inaudible). That’s what was down.

Mike Cockrell

(Inaudible) Travel continues to be limited, Heather, across all of our locations. We are picking up a little bit more now, but it’s still significantly limited compared to last year.

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Heather Jones

Okay. And then my follow-up question is, I know I asked you guys this on your Q2 call, but just given the environment, it seems like it makes sense to ask it again. So, you’ve had these plants that you have shifted towards more retail tray pack business. As we’re sitting here today, just wondering how you’re thinking about your footprint right now? Like are you considering shifting any further assets to tray pack or—if you could give us your most up-to-date thinking on product mix and where you would like to take that in the next couple of quarters?

Mike Cockrell

Heather, we really—we haven’t made any permanent shifts. We did really begin in—when the pandemic began, we did take some inventory, live inventory, from our big bird deboning complexes, and because of their proximity to a tray pack plant, we would run that that bird at a younger age in a tray pack plant. So, we shifted our mix that way, and it was not permanent. We continue to look at whether or not we should maybe take one of our smaller plant to a tray pack bird way. We’re still looking into it.

Heather Jones

You’re still–you said you’re still looking at that?

Joe Sanderson

Yes. We might—remember when we took Hazlehurst and Hammond down to 6.75 pounds, we are looking at that. Probably wouldn’t make sense to do it until after the holidays. Demand probably wanes after Labor Day. So, it wouldn’t make sense to do it before then. But–and it depends on sales. If our sales continue to grow in tray pack, then (sp) we might still do that. And right now, our absentees are getting better. You need all your tray pack plants to have full attendance and good attendance if you’re going to be bringing product in from another plant.

We–the last couple of months, we’ve had a lot of absentees at all the plants, and that does seem to be improving now. It seems like we’re over the peak. And–but if you’re going to be switching the plant over and bringing in a lot of product, you need to have good attendance and ample employees. And then you need to be on the upswing in demand, and that won’t happen until after the holidays.

Heather Jones

And I just–I had a follow-up to that. So, I thought I remembered you guys saying you would shift as much as you could, because you didn’t–you basically were maxed out on tray pack packaging. Am I misremembering, or have you been able to figure out a way around that if you were to make this change?

Joe Sanderson

No. We are pretty much maxed out today. We’ll have to add some equipment in the plants. I don’t know if–it probably won’t be all five tray pack plants. But I don’t know, two or three plants if we were to switch—.

Lampkin Butts

Yes.

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Joe Sanderson

Probably two or three plants will have to add some unloading and some packaging space and maybe some pre-price equipment. We had that in when we converted before, but a lot of that equipment moved out and went to Tyler when Tyler started up. So, we’ll have to put that equipment back in those plants if we’re going to convert a deboning plant to 6.75 pound chickens.

Heather Jones

Okay. Perfect. Thank you so much. I appreciate it.

Joe Sanderson

Thank you.

Operator

The next question will be from Ken Goldman of J.P. Morgan.

Ken Goldman

Hi. Good morning.

Joe Sanderson

Good morning.

Ken Goldman

Hey, guys. Hope you’re doing well.

Joe Sanderson

Thank you.

Ken Goldman

I wanted to ask on the SG&A side again. There was a marketing expense this quarter. We haven’t seen a marketing expense yet this year. I was a little bit surprised that there was one just given the relative lack of demand right now, but maybe there’s something unique in there. If you could just fill us in on why there was marketing this quarter and what the outlook is for that going forward, that would be helpful.

Mike Cockrell

Yeah. In the past–let me look at something. There’s nothing that’s jumping out at me.

Joe Sanderson

We accrue our marketing expense all during the year. And I’m looking at it right now. And it is actually–the advertising expense is down $200,000 for the third quarter compared to the second quarter. Did you–is there something?

Mike Cockrell

What are you looking at, Ken?

Lampkin Butts

He’s looking at year-to-date. It’s up 1.4. It’s not in the quarter.

Ken Goldman

You know what? I don’t mean to hold up the call on this. We can follow-up with this offline. It’s not a big deal.

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Joe Sanderson

Okay. Yeah. Okay.

Ken Goldman

I don’t want to hold everyone up here. And then I wanted to ask about your outlook in terms of the timing for tray pack prices on the wholesale level, your level to get a little bit better. Just if you could update us a little bit on the status of negotiations, your outlook into the fall and winter, that would be great.

Joe Sanderson

Our contract happened all year long. It (sp) expired at different times. And I don’t know—.

Lampkin Butts

We got three going on right now.

Joe Sanderson

We have—three of them are being negotiated right now, probably take effect in January.

Lampkin Butts

First of the year.

Joe Sanderson

And then others will happen all during the year, March, April, May. I would say there will be minimal adjustments. Each one of them are different. We would not look for—we’re pretty much–with some exceptions, we’re pretty much on the market. And we don’t want our customers paying over the market. We want our customers to pay market prices. And we have some exceptions with some products that need to be improved. But as you can tell by what we reported, we’re in pretty good shape on pricing, with a few exceptions.

Ken Goldman

But if the market is somewhat based—and maybe I’m thinking about this wrong. If the market is somewhat based on contracts from your competitors that are locked in or not necessarily renegotiated right now, aren’t you giving up some potential upside on your pricing just because demand is so much better for your products right now? I would just imagine that some more–some additional pricing would be warranted given the higher demand out there. I understand what you’re saying about not wanting to be above market. But if you’re renegotiating now and your competitors are not, there should be some advantage to you right now, I would assume.

Lampkin Butts

Ken, our overall–when you look at all of our trade pack prices as a whole, they’re very competitive and in good shape. There are a few accounts and a few items in there that are not, and we’ll try to fix those as we go through these RFPs. Yes, we’ll try to–if anything lessens what it should be, we’ll try to fix it.

Joe Sanderson

Even though there’s good demand, there’s also a lot of competition.

Lampkin Butts

Always.

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Joe Sanderson

And you can’t–and you still don’t–you want your customers–our customers have competitors, as well, and we want our customers to be competitive. And where we have some prices are not so good. That’s what we need to fix. And that’s what we’ll be working on.

Ken Goldman

Got it. Thank you.

Mike Cockrell

Thank you. Ken, I think I now understand your question. We went back and looked at the second quarter’s Q (sp). And in the second quarter, we did not–you’re exactly right. We didn’t break out advertising expense as a single line item. It was included in all other SG&A. We don’t–we’re not doing anything material there. We’re not spending as much as we have in past years and don’t anticipate that we will. That number is going to stay consistent for the next few quarters, I would expect. I’m looking at fourth quarter right now, and we estimate the same for the fourth quarter as in the third quarter.

Joe Sanderson

Just in the fourth quarter.

Ken Goldman

Got it. So it was just the allocation into all other versus its own item? (Inaudible)

Joe Sanderson

Yes. Sorry I misunderstood that.

Ken Goldman

No, no. I must not have been clear. Thank you.

Operator

The next question is from Michael Piken of Cleveland Research.

Michael Piken

Yeah. Hi. Just wanted to dig a little bit more into the COVID spending. I missed some of the numbers. Was–I think you said something about you spent about 4.6 million. Was that SG&A only? And what was your total amount of COVID safety spending that you’ve spent for the quarter and year-to-date, including COGS and SG&A?

Mike Cockrell

The total during the quarter was 15.9 million. And we anticipate a similar amount, maybe a little bit more than that in the fourth fiscal quarter. Year-to-date, you add the 15.9 to the 8.2--.

Lampkin Butts

(Inaudible)

Mike Cockrell

Yes. Thank you. $23 million, $24 million.

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Mike Cockrell

Yeah, that includes the wage increase. That includes cleaning at the plants, all the PP&E, the additional nursing and medical staff, the equipment to take temperatures, and that kind of things.

Lampkin Butts

Barriers.

Mike Cockrell

Yeah, the barriers in the break rooms and other common areas, plants--.

Lampkin Butts

And in the plants.

Joe Sanderson

Yes, barriers in the plants in some place.

Michael Piken

I guess my question is, one of your competitors recently indicated they spent about 170 million. And obviously, they’re a little bit more than twice as big as you, but they had spent 170 million in the quarter. I mean, do you guys have more things automated? Or I guess what was–what sort of accounts for the delta between kind of what they’re spending versus you guys? Is it automation? Is it just your wages were higher to begin with? Or do you have any sort of sense for that or how you compare to the rest of the industry?

Joe Sanderson

Well, he’s got–they got. They process red meat.

Lampkin Butts

That’s probably red meat, pork, and chicken.

Joe Sanderson

Yeah. That’s got their red meat plants and all that in there. They–that’s a whole different ball game.

Mike Cockrell

Yeah. I think that’s apples to oranges.

Joe Sanderson

Yeah, that’s not equivalent. In the chickens, I’m assuming they’d do very similar to what we do. So, I’m guessing–when you throw red meat plants in there, you have a totally different type of situation. I don’t know. If they’ve put barriers—we cannot put barriers in deboning and specialty.

Lampkin Butts

So, they wear shields instead. There’s still costs, but it’s--.

Joe Sanderson

Right. They wear shields instead of barriers. And we did put the barriers in live receiving and some other places in first process. That’s apples to oranges when you talk about red meat versus poultry.

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Michael Piken

Yeah. No, I understand. They had indicated–well, yeah, anyway. That it was–the chicken was a meaningful portion of it. But anyway, I guess, shifting gears, if we could talk a little bit about kind of the leg quarter market a little bit more. And I know you said some recent sales were down to Mexico at $0.16 to $0.20. And I guess I’m wondering, from your perspective, are you able to produce as much debone dark meat at this point with the workers returning? And can that help improve the mix going forward? And how much is that hurting the dark meat price is the fact that there’s maybe less ability to produce debone dark meat? And are we nearing a bottom there, in your opinion? Thanks.

Joe Sanderson

The bottom on what?

Michael Piken

Leg quarters.

Lampkin Butts

We’re approaching it.

Joe Sanderson

Let me give you an overview, and Lampkin can fill in some details. We are producing more and more dark meat–debone dark meat. We’re not producing–we’re almost to our—maxed out on—with the equipment we have at—and that is definitely helping our mix. We have two more plants we want to automate, but we’re not going to do it right now. We have product to sell. And so, we’re going to hold off on those last two plants to automate. And I’m going to go switch over to leg quarters. We don’t know what the bottom is on leg quarters. It feels like we may be close to the bottom on leg quarters, but nobody knows what that is. I will report, we sold no dark meat into China for June or July or August. But we have sold some drumsticks and some leg quarters into China in the last two weeks at the same price that we’re selling into Mexico.

So, that is new, and they’re very sensitive about price, just like everybody else. But it has opened back up a little bit. Everybody—nobody knows what’s going on in China. We suspect that the people in China are very cautious about going back out to eat because of COVID concerns. We suspect that they’re very cautious about spending money, just like they are in the United States. We suspect that the importers are cautious about–because of large inventories, about bringing a lot of product in.

We believe that they still prefer pork rather than frozen, imported chicken. For all of those reasons, this imported chicken has not taken a foothold yet. We don’t know what–that has not evolved as rapidly as we thought it was going to. We still think that may be possible, but it hadn’t–this figure hadn’t opened up wide open for chicken going into China. They brought a lot in it at first. It just hasn’t moved, and we don’t know all the reasons why. Nobody knows what’s exactly going on in China. Lampkin, why don’t you give him a run down more about export?

Lampkin Butts

Well, the–regarding China—of course, we read in the press like you do, Michael, that the GDP’s growing in China. The economy is back. It may be 2% growth instead of double digits for China. But when we talk to the importers that we deal with that are in China, they say their business is not back to normal, their–particularly, their restaurant business is not back to normal. Of course, that’s impacting demand for these chicken products.

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The coronavirus is impacting us in every export market we ship to just like it is in the United States. So, demand is low for those countries we ship to. And for the supply of leg quarters being impacted in the United States, it’s just too much supply for too little demand. The less supply could fix that, or the (inaudible) in these economies, the one here in the United States plus these countries we export to, that could get back to normal demand, better demand if we–if the vaccine is developed and is successful. But that–and Joe mentioned this in his remarks. Because the boneless dark meat is being deboned—is not being consumed in the United States, that creates more leg quarters for the export market.

Michael Piken

Okay. Thank you.

Lampkin Butts

Thank you.

Operator

The next question will come from Ben Theurer of Barclays.

Ben Theurer

Hey. Good morning, guys. Thanks for taking my questions. Hope you’re all well. So, wanted to dig a little bit into your like medium-term production outlook. So, if I remember right, pre-COVID, you were expecting that this year’s production was going to be something like 9.5%, 10% higher than 2019, obviously, because of the Tyler facility. You’ve lowered that now. And if I take a look at your projection for the fourth quarter, we’re in the most likely the year (sp) somewhere up 5% instead of 10%, so halfway.

But looking into fiscal 2021 and just assuming for now that we’re still going to have some COVID impact, how do you feel about production levels in the more medium term? And how do you think this is going to play out on your side, and how is the industry going to think of overall production levels into what has your (sp) been in fiscal 2021?

Joe Sanderson

We have our–we have reduced our headcount at our big bird plants by 100,000 head per week at the big plants and 50,000 head per week at the three small plants. We’re going to leave that intact until we see some change in demand in the food service market. We–in my mind, that’s not going to happen until there’s a vaccine. And we’ll stay on that path. We might even–as we spoke earlier, we could take one of those plants and convert–a small plant and convert it to tray pack. And don’t know if that’s going to happen or not yet.

I have been–if you look at–I don’t know what the industry is going to do. If you look at chick placements the last several weeks and compare that to chick placements back in February of 2020, chick placements are down 3 to 4 to 5 million head per week. And I don’t compare them to a year ago. I compare them to when they were at their peak in February.

And so, they’re running at 185—roughly 185 million head. And at their peak, they’re running 190 million to 191 million. So, that’s roughly 5 million head a week that have been reduced. And if you look at pullet placements the last three months, they’re running about–they’re really running under 100% for the last three months of pullet placements. And it appears to me—there’s no way to know this. And then also, if you–I have–if you look at industry data, we believe that at least a third of the industry have been losing money for a long time now.

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And I’m talking about maybe since November. And so, we–it appears to me maybe that some restraint is taking hold. And once you get past Labor Day, demand is going to decline and–so, I think there may be some restraint because of losses. And so, I know we’re–we think it’s going to take a vaccine to get markets back to normal. So, we’re not going to set full until we see some response out of our food service markets.

Ben Theurer

Okay. Perfect. And then my follow-up is just about, you’ve talked about the export markets and how obviously, you’re impacted and have a little lower demand there, as well, just similar because of all the COVID situation. But at the same time, I was wondering, we’re seeing relatively strong export levels for your compete–for competing proteins, i.e. beef and pork. So, just wanted to understand a little bit what you’re seeing on the domestic market, because more of the red meat being shipped out in terms of demand for chicken feature for chicken (sp), particularly in retail, which obviously currently matters more. And how you think maybe beyond Labor Day and a little bit on the demand side?

Joe Sanderson

Well, we’re not booking any retail features to speak of, because we couldn’t cover it. If somebody were to feature any of our products, we could not cover a feature right now. So, we had–there have been no features to speak of in chicken. We have been reading about forward bookings on beef and on pork in one of the reporting–some of the reporting literature we get. And that has picked up after May.

And so, we do expect to see some pork and beef features coming ahead. We know there’s a lot of pork and a lot of beef in the pipeline, and we expect to see that featured. We kind of expect these prices—we continue to believe pork is going to be exported. I believe the last thing I saw, beef exports were not really–pork was heavily exported. I don’t believe beef was exported, the last report I saw, very much. But we do expect beef exports–pork exports and pork features to be prominent this fall.

Ben Theurer

Okay. Perfect. Thank you very much.

Joe Sanderson

Thank you.

Operator

The next question will be from Peter Galbo of Bank of America.

Peter Galbo

Hey, guys. Good morning. Thanks for taking the questions.

Joe Sanderson

Good morning, Peter.

Peter Galbo

Joe, I just wanted to get some clarification on one of your comments from earlier about potential conversion of either Hammond or Hazlehurst. When you said after the holidays, were you speaking–you wouldn’t consider it until after Labor Day or maybe not until after the Thanksgiving, Christmas time frame?

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Joe Sanderson

After Thanksgiving, Christmas. We will have lower demand or lower demand during the holiday season for all of our products. And if we were to convert something, it would be after the holiday season.

Peter Galbo

Got it. That’s helpful. And then Joe, just you’ve spoken a lot about food service and thinking it’s going to take a vaccine, obviously, to get people more comfortable. But just maybe in the short-term, over the next three to six months in a world where we don’t have a vaccine and the weather is going to start to turn, how are your conversations with your big food service customers around the potential that, once everybody goes back inside and you don’t have options for outdoor dining, particularly in parts of the Northeast, just what that’s going to mean the potential of a double dip in the food service side? Thanks very much.

Joe Sanderson

I don’t think it’s–we’re–New York is a significant market for us, Northeast, but they’re not really purchasing very much now. I don’t–there’s very little—.

Lampkin Butts

In California.

Joe Sanderson

And California is not either. I don’t think it’s going to matter. It might matter–it’ll matter in our traditional markets. From the–in the Midwest, the Southeast, Southwest, when the weather gets such that they can’t serve outdoors, you could see another dip in demand. Not going to affect Austin, Texas or Houston, but it will affect Dallas. Dallas has winter. And probably won’t affect Florida, but it’ll affect Atlanta and Nashville and Chicago. We ship every one of those markets. It’ll affect Salt Lake and Las Vegas. It won’t affect Phoenix. But it’ll happen in different places. But we’re not shipping much to L.A. right now or San Francisco or New York. So, it’ll be different spots.

Peter Galbo

Got it. That’s helpful. Thanks very much, guys.

Joe Sanderson

You bet.

Operator

The next question will be from Ken Zaslow of Bank of Montreal.

Ken Zaslow

Hey. Good morning, everyone.

Joe Sanderson

Good morning, Ken.

Ken Zaslow

Just one quick question on clarification. When you said one-third of the plants are losing, is that one-third plants, one-third companies? What is the--.

Joe Sanderson

That’s companies.

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Ken Zaslow

Companies.

Joe Sanderson

Companies. And that has been true really since November. And we don’t know if the same companies are not. It’s all anonymous. So, we don’t really know who it is or—it’s just been going on for a pretty long time now.

Ken Zaslow

But do you think the liquidity in the industry is strong enough that it could continue to prolong any sort of extensive cuts? Is that what you’re kind of saying? Or do you think that the magnitude of the losses are going to be–particularly, when you go into the fall and winter–and the previous comment really was that food service is going to find a fall off a little bit as cold weather, it’s a little hard to eat out. What’s your thinking on that?

Joe Sanderson

Well, I have no idea about liquidity, and I have no idea about who or what. And–but this loss (sp) has been going on for a long time, and all demand for all chicken after Labor Day declines. And I don’t think it’s going to get better after Labor Day. And people do not eat chicken for Thanksgiving, and they do not eat it for Christmas. And they–we—our customers—and we love them to death, and I think they love us. But they don’t even talk to us in November and December. And they are talking to the ham and the turkey people. And—now, the day after Christmas, we’re their best friends. They all want to run (sp) boneless breast at grocery stores. But once we get past Labor Day—every one of you know, what happens to chicken after Labor Day. And we’re going to grow chickens very well. Weather is going to cool down, low humidity, a chickens are going to get bigger. And you know what happens.

Ken Zaslow

Yep. Just on the export—I know we talked about China a lot. What’s your take on Mexico? I’ve gotten mixed reviews there on if the price (sp) is moving there. I get the sense that their COVID-19 is a little bit worse than the U.S. It is kind of having a little bit of an impact on their economy and their imports or our exports of leg quarters to them. What’s your take on that? And then I’ll leave it there.

Joe Sanderson

We agree with that. We have some very long-term and very good customers in Mexico, and we’re still shipping them. But we believe that they’re suffering from the virus in that country. It doesn’t get a lot of press. But–and there are some liquidity issues, particularly in the food service arena there and between the two of those. And they are being (inaudible) with leg quarters. I mean, people and—process in the U.S. are inundating that country with leg quarters, because so many of the other markets Kazakhstan, the Middle East, Cuba are not buying right now—are not buying anything near the volume. And so, Mexico is getting a lot of offers. But COVID is—we understand is presenting a significant challenge in Mexico, right now.

Ken Zaslow

Do you think the legs will be backed up in Mexico, or do you think they’re being consumed, and that’s not going to create a problem in three to six months? And I’ll leave it there. Thank you very much.

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Joe Sanderson

At these prices, they’ll be consumed.

Ken Zaslow

Great. I appreciate it. Be well (sp), guys.

Joe Sanderson

Thank you.

Operator

The next question is from Adam Samuelson of Goldman Sachs.

Adam Samuelson

Yes. Thanks for taking the question, everybody.

Joe Sanderson

Good morning.

Adam Samuelson

Morning. So, I wanted to just go back to the food service kind of progression a little bit. And you gave color earlier. I think you said demand from your food service customers varies between 68% and I think you said 93% of the prior year in the fiscal third quarter. Any way you could give us kind of what that look like July, and how we’re trending through August in the most recent weeks? And how you think—I mean, did that spike up in June? And then, has it plateaued? Has it come back down? Just help us think about kind of what that really look like from—through the months.

Joe Sanderson

Yes. We had--.

Lampkin Butts

When we start–in March and April, when we look at our largest distributors, their orders were off 55%, 60%. And that lasted April and started getting better in May. In May, there were–orders were off—5.1% was the best, still off 5%, but that was the best. And then, by the time we get to June, it’s back to 30%, 20% off. July was 20%, 22% off. And in August, it’s a little better than 10% off. So, obviously March and April was the worst, but there’s still--.

Joe Sanderson

Tell him what August was by week.

Lampkin Butts

By week, August was 11% down, 11.4% down, 6.8% down, 8.5% down. The mix was a little different.

Joe Sanderson

Tell him about the–do you have the boneless breast broken out.

Lampkin Butts

Yeah, I’ve got it. Now, this is for a large food service distributor. They’re boneless breast for all–for the week of August 22nd compared to average volume in February of 2020, boneless breast was down 21.3%, and wings—that was up 1.1%. Dry—cut wings were up 1.8%. Whole wings were up 3.7.

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Joe Sanderson

Their mix has changed, Adam, as what–we’ve been–we studied what was happening inside their orders. And (inaudible) total–their total cases are down, but they’re not buying as much boneless breast. They’re buying wings and tenders. And that means just going to bars is not going to restaurant.

Lampkin Butts

Yeah. For some reason–and I don’t know it’s—all the answers to this, but, since March, the wings and tenders have held up much better. And those prices are going up, and boneless breast is going down.

Mike Cockrell

I think it’s easier to prepare and pick up a box of wings or nuggets as opposed to chicken parmesan.

Lampkin Butts

Yeah. And you’ve got some of these wing concepts are handling takeout

Mike Cockrell

That’s right.

Lampkin Butts

Very, very well.

Mike Cockrell

Yeah.

Joe Sanderson

We’ve done some analysis on the mix. And then, another thing that’s happened is, when the government enhanced unemployment went away, we think that has affected people going out to eat and—or not even going out eat, just buying takeout. That’s happened since July 31, as well. That’s affected the price of boneless, we believe. And then, you’re at the end of (sp) the month anyway.

Adam Samuelson

That’s awesome. Some incredibly helpful color. I’ll leave it there. Thanks and be well.

Joe Sanderson

Thank you, Adam.

Lampkin Butts

Thank you, Adam.

Operator

The next question will be from Robert Moskow of Credit Suisse.

Robert Moskow

Hi. I don’t know what everyone is watching on TV on those bars, but maybe online gaming competitions or something. (Inaudible) watching something.

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Joe Sanderson

Yes.

Robert Moskow

But I just want to make sure I model your fourth quarter in the right realm, because I would have thought that one of the benefits to your third quarter was that you and the industry cut back on eggs, cut back on placements three months prior. That must have helped commodity prices in the quarter. But if I look at the same lag effect for fourth quarter and the way I model it, I’m having trouble getting you back to breakeven. I think your SG&A is a little better than I thought, so maybe that helps. But I imagine sequentially, you’d have a weaker quarter in fourth. But am I thinking about the timing of those egg sets (sp) going from negative 5% to negative 1% (inaudible) and what that means as you look at the October quarter for yourself?

Joe Sanderson

Well, I would not fool with egg sets. I would look at chick placements. And the reason I said that is because—and look at the U.S. total. Don’t look at the 19 state, because, right now, there’s a big variance in hatchability. And I’ve gotten where I don’t look at USDA because of the—hatchability—there’s a big gap in hatch. Egg sets—and instead of comparing to a year ago, compare them to February of 2020. And that’ll give you–that’ll tell you what’s going on. And I don’t know what the fourth quarter is going to look like, but it looks like to me that some people have made some decisions.

And this reminds me of the summer of–what was the summer? 2011? That this is the first tentative reduction. And you all remember what happened in June of 2011. If you don’t, go back and look at it. And then there was another reduction later on and another reduction after that. And this looks like to me that the first reductions happened. And it just happened at a different time, but 2011 would be a good indicator of what’s happening right now.

Robert Moskow

Sounds encouraging. Sequentially, though, your October quarter seasonally tends to be a weaker quarter than the July quarter. I mean, if there is a reduction could you–could it be enough to, I guess, change the direction of that normal seasonality?

Joe Sanderson

Well, I would suggest you look at Urner Barry leg quarters and boneless breast today and compare them to what they were in June and July. And that will tell you a lot. I mean, boneless breast is $1.01 today, and it averaged–what did it averaged end of (sp) quarter?

Lampkin Butts

(Inaudible).

Joe Sanderson

No. It averaged $1.19 or $1.18 or something.

Robert Moskow

Yeah. It’s down.

Mike Cockrell

During the quarter, it averaged $1.18.

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Joe Sanderson

$1.18. Today its $1.01. Leg quarter’s averaged what?

Lampkin Butts

Leg quarters, $0.24.

Joe Sanderson

And today, they’re 20.

Lampkin Butts

Yes.

Joe Sanderson

And they’re trading for less than that. So, I think it’s safe to assume that right now—today, it looks like to me, the fourth quarter might be weaker than the third quarter. Our (sp) wings and tenders are fine, and tray pack is fine. And our grain is going to be probably a little lower than it was in the third quarter.

Robert Moskow

Got it. Okay. Very good. Thank you.

Joe Sanderson

Thank you very much.

Operator

And this concludes our question-and-answer session. I would now like to turn the conference back over to Joe Sanderson for any closing remarks.

Joe Sanderson

Good. Thank you for spending time with us this morning. We look forward to reporting our year-end results for you in December. Stay safe and healthy.

Operator

The conference has now concluded. Thank you all for attending today’s presentation. You may now disconnect. Have a great day.

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